    As filed with the Securities and Exchange Commission on January 25, 2000
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         FAMOUS DAVE'S OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

          MINNESOTA                                          41-1782300
(State or other jurisdiction                               (I.R.S. employer
of incorporation or organization)                       identification number)

                               7657 Anagram Drive
                             Eden Prairie, MN 55344
                                 (612) 294-1300
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Martin J. O'Dowd
                             Chief Executive Officer
                         Famous Dave's of America, Inc.
                               7657 Anagram Drive
                             Eden Prairie, MN 55344
                                 (612) 294-1300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                             William M. Mower, Esq.
                              Alan M. Gilbert, Esq.
                       Maslon Edelman Borman & Brand, LLP
                               3300 Norwest Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200

Approximate date of the commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            -----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                              PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE           AGGREGATE               AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED (2)     OFFERING PRICE (1)     REGISTRATION FEE (3)
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                421,610           $   935,447,19        $      246.22
------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating registration fee.
(2)  Includes shares issuable upon exercise of certain warrants.
(3) Fee calculated pursuant to Rule 457(c), based on the average high and low closing sales price on January 21, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION; DATED JANUARY , 2000

PROSPECTUS


                         FAMOUS DAVE'S OF AMERICA, INC.

                                421,610 SHARES OF
                                  COMMON STOCK

         This prospectus relates to certain shares of common stock issued by Famous Dave's of America, Inc. and shares of common stock of the Company issuable upon the exercise of warrants (the "Warrants") granted to certain of the selling shareholders listed on page 9 of this prospectus. The total proceeds to us from the exercise of the Warrants, if the Warrants are exercised in full, would be a maximum of $1,200,001. We will receive no proceeds from the sale of the common stock by selling shareholders.

         Our common stock is listed on the Nasdaq National Market under the symbol "DAVE". On January 21, 2000, the last sale price for the Common Stock as reported on the Nasdaq National Market was $2.1875.

         The shares offered by this prospectus involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY FAMOUS DAVE'S OF AMERICA, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                 THE DATE OF THIS PROSPECTUS IS         , 2000.
                                                --------

                                TABLE OF CONTENTS

         PROSPECTUS SUMMARY.................................................................3

         RISK FACTORS.......................................................................4

         USE OF PROCEEDS....................................................................9

         SELLING SHAREHOLDERS...............................................................9

         PLAN OF DISTRIBUTION...............................................................9

         WHERE YOU CAN FIND MORE INFORMATION...............................................11

         NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................12

         LEGAL MATTERS.....................................................................12

         EXPERTS...........................................................................12

         DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES....................................12



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

         As used in this prospectus, the terms "Company","we", "us" and "our" refer to Famous Dave's of America, Inc. and its consolidated subsidiaries.

THE COMPANY

         Famous Dave's of America, Inc. operates restaurants which feature hickory smoked off-the-grill meat entrees served in one of three casual formats: a "Northwoods" style lodge, a nostalgic roadhouse "shack," or a Blues Club featuring nightly musical entertainment. We were incorporated as a Minnesota corporation in March 1994 and opened our first restaurant in Minnesota in June 1995. As of January 2, 2000, we operated twenty-four restaurants under the name "Famous Dave's" in the Midwestern region of the United States, fourteen of which are located in Minnesota, four of which are located in Wisconsin, three of which are located in Iowa, two of which are located in Illinois and one of which is located in Nebraska. We recently acquired four additional restaurants in Maryland and Virginia which are currently being operated under the name "Red River Barbeque and Grille" (see "Recent Developments" directly below).

         Our executive offices are located at 7657 Anagram Drive, Eden Prairie, Minnesota 55344 and our telephone number is (612) 294-1300.

RECENT DEVELOPMENTS

         On December 31, 1999, we acquired substantially all of the assets comprising of four restaurants from ProRiver, Inc. and its wholly-owned subsidiaries. We are currently operating these four restaurants under the name "Red River Barbeque and Grille". The "Red River" restaurants are located in Annapolis, Maryland, Columbia, Maryland, Frederick, Maryland and Woodbridge, Virginia.

THE OFFERING


         Common stock offered (1) ...................................  421,610 shares

         Common stock outstanding
           before the offering (2)...................................  9,065,360 shares

         Common stock outstanding
           after the offering (2)....................................  9,065,360 shares

         Nasdaq National Market symbol...............................  DAVE


(1) Includes 200,000 shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders.

(2) Does not include shares of Common Stock that are (a) issuable upon exercise of certain other warrants, or (b) reserved for issuance under various stock option agreements, including those issued under the 1997 Employee Stock Option and Compensation Plan, 1998 Director Stock Option Plan and those issued to certain directors and executive officers.

                                  RISK FACTORS

         An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

         OUR RESTAURANT OPERATIONS OR CONTEMPLATED EXPANSION MAY PROVE UNSUCCESSFUL, EITHER OF WHICH COULD RESULT IN CONTINUED UNPROFITABILITY AND CAUSE OUR STOCK PRICE TO FALL.

         Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitably. Even if we succeed in expanding our operations as contemplated, we cannot assure a successful transition to higher volume operations. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our expansion is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.

         OUR ABILITY, OR INABILITY, TO RESPOND TO VARIOUS COMPETITIVE FACTORS AFFECTING THE RESTAURANT MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The restaurant industry is highly competitive and is affected by changes in consumer preferences, as well as by national, regional and local economic conditions, and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, will also directly affect the performance of our restaurants. Changes in any of these factors in the markets where we currently operate our restaurants could adversely affect the results of our operations. We compete with moderately-priced casual dining restaurants primarily on the basis of quality of food and service, atmosphere, location and value. In addition to existing themed and barbeque restaurants, we expect to face competition from steakhouses and other restaurants featuring large portions of red meat. We also compete with other restaurants and retail establishments for quality sites. Many of our competitors are well-established and have substantially greater financial, marketing and other resources than us. Regional and national restaurant companies continue to expand their operations in our current and anticipated market areas. There is no assurance that we will be able to respond to the various competitive factors affecting the restaurant industry.

         AMONG OTHER ECONOMIC FACTORS OVER WHICH WE HAVE NO CONTROL, THE SUCCESS OF OUR RESTAURANTS WILL DEPEND ON CONSUMER PREFERENCES AND THE PREVAILING LEVEL OF DISCRETIONARY CONSUMER SPENDING.

         Our success, and consequently any investment in our common stock, depends to a significant degree on a number of economic conditions over which we have no control, including discretionary consumer spending, the overall success of the malls, entertainment centers and other venues where Famous Dave's restaurants are or will be located, economic conditions affecting disposable consumer income and the continued popularity of themed restaurants in general and the Famous Dave's concept in particular. An adverse change in any or all of these conditions would have a negative effect on our operations and the market value of our common stock.

         WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

         To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund the operations of our business and to finance the development and opening of additional units. Accordingly, the only return on an investment in our common stock will occur upon its sale.

         WE MAY BE UNABLE TO HIRE QUALIFIED EMPLOYEES TO HELP IMPLEMENT AND MANAGE OUR EXPANSION PLANS, WHICH INABILITY COULD BE DETRIMENTAL TO THE VALUE OF YOUR INVESTMENT.

         We believe that a key component of the success of our concept rests with our ability to hire, train and motivate qualified restaurant employees. In addition, the success of our expansion strategy will depend in large part upon our ability to supplement our existing management team. We will need to hire additional corporate level and management employees to help implement and operate our plans for targeted expansion restaurant operations. Any inability or delay in obtaining additional key employees could have a material adverse effect on our operation and/or our expansion plans and, consequently, the market value of our stock.

         THE SUCCESS OF OUR OPERATIONS ARE DEPENDENT ON OUR ABILITY TO CONTRACT WITH RELIABLE SUPPLIERS AT COMPETITIVE PRICES.

         In order to maximize operating efficiencies, we have entered into arrangements with a major foodservice supplier pursuant to which we obtain approximately 90% of the products used by the Company. Included in the supplier arrangement is a provision to distribute pork and meat products provided under a separate contract with a national meatpacking concern. Although we may be able to obtain competitive products and prices from alternative suppliers, an interruption in the supply of products delivered by these two food suppliers could adversely affect our operations in short term.

         WE HAVE ENTERED INTO NON-CANCELABLE LEASES UNDER WHICH WE ARE OBLIGATED TO MAKE PAYMENTS FOR TERMS OF 7 TO 15 YEARS.

         We have entered into long-term leases relating to many of our restaurants. These leases are non-cancelable by us (except in limited circumstances) and range in term from 7 to 15 years. We will likely be required to enter into similar long-term, non-cancelable leases for any future restaurants we develop. If we decide to close any of our existing restaurants or any other future restaurant, we may nonetheless be committed to perform our obligations under the applicable lease, which would include, among other things, payment of the applicable base rent for the balance of the respective lease term. Such continued obligations increase our chances of closing a restaurant without receiving an adequate return on our investment.

         IN ORDER TO FINANCE THE FUTURE ACQUISITION OR DEVELOPMENT OF ADDITIONAL RESTAURANTS, WE MAY BE REQUIRED TO RAISE ADDITIONAL FUNDS BY ISSUING SECURITIES ON TERMS WHICH WOULD DILUTE YOUR INTERESTS IN THE COMPANY.

         The development cost of our restaurants varies depending primarily on the size and style of the restaurant and whether it is a conversion of an existing building or a newly constructed unit. Since inception, the development cost, including pre-opening costs, of existing shack or lodge restaurants has ranged from approximately $700,000 to $2,350,000 per restaurant for conversions ranging in size from approximately 2,900 square feet to 5,500 square feet and approximately $1,670,000 to $2,800,000 per restaurant for new construction ranging in size from approximately 4,500 square feet to 5,900 square feet. Such development costs does not include the cost of purchased land. The development cost of our 10,500 square foot Minneapolis Blues Club was approximately $2,800,000, and the development cost of our Chicago Blues Club was approximately $6,800,000. In order to fund the Company's future acquisition or development of additional units, we may need to obtain financing through an additional offering of our equity securities or by incurring indebtedness. Such funds may not be available on terms acceptable to us or our shareholders.

Furthermore, future investors may seek and obtain, and we may be required to offer, investment terms which are substantially better than those granted to existing investors. The issuance of securities on such terms would dilute the interests of existing shareholders.

         WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

         Our ability to manage multiple, geographically diverse units are central to our overall success. Our plan of business development and our day-to-day operations rely heavily on the experience of our management team, including Martin J. O'Dowd, our President and Chief Executive Officer and Paul Campbell, our Chief Financial Officer. The loss of either or both of them could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock.

         THERE IS A RISK THAT THE VALUE OF OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

         We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we have received various trademarks and have applied for registration of additional service marks and intend to defend these marks. However, the actions we have taken or may take in the future to establish and protect our trademarks and other proprietary rights may be inadequate to prevent others from imitating our products or claiming violations of their trademarks and proprietary rights by us. For instance, we may not be granted trademark registration for any or all of the proposed uses in our applications. Even if our marks are granted registration, we may still be unable to protect such marks against prior users in areas where we conduct or will conduct operations. We may also be unable to prevent competitors from using the same or similar marks, concepts or appearance.

         THE RESTAURANT INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

         The restaurant industry is subject to extensive state and local government regulation by various government agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the preparation and sale of food and alcoholic beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards, minimum wage requirements, workers compensation and citizenship requirement.

         To the extent that we offer and sell franchises, we are also subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and termination or non-renewal of a franchise.

         Any change in the current status of such regulations, including an increase in employee benefits costs, workers' compensation insurance rates, or other costs associated with employees, could substantially increase our compliance and labor costs. Because we pay many of our restaurant-level personnel rates based on either the federal or the state minimum wage, increases in the minimum wage would lead to increased labor costs. In addition, our operating results would be adversely affected in the event we fail to maintain our food and liquor licenses. Furthermore, restaurant operating costs are affected by increases in unemployment tax rates, sales taxes and similar costs over which we have no control.

         We may also be subject in certain states to "dram-shop" statutes, which provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

         OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

         Although our common stock is currently listed on the Nasdaq National Market, we cannot guarantee that an active public market for our common stock will continue to exist. Our common stock is required to maintain a minimum bid price of $1.00 per share in order to trade on the Nasdaq National Market. In the event our common stock fails to maintain the minimum bid price criteria, our securities may be delisted from the Nasdaq National Market or be required to reapply for listing meeting the Nasdaq initial listing requirements, which are generally more stringent than the requirements currently governing the Company. Additional factors giving rise to such delisting could include, but might not be limited to (1) a reduction of our net tangible assets to below $4,000,000, (2) a reduction to one active market maker, (3) a reduction in the market value of the public float in our securities to less than $5,000,000, or (4) the discretion of the Nasdaq National Market.

         Nasdaq National Market trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of Famous Dave's of America, Inc. by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

         PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

         Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series or preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. As of January 20, 2000, we had 9,065,360 shares of common stock outstanding.

         The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights granted to the current holders of our common stock. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

         MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR

STOCK.

         Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving Famous Dave's of America, Inc. or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

         THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

         As permitted by Minnesota law, our Articles of Incorporation provide that members of our Board of Directors are not personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors and officers for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

                                 USE OF PROCEEDS

         The gross proceeds to the Company from the exercise of the warrants, if the warrants are exercised in full, would be a maximum of $1,200,001. The proceeds from the exercise of the warrants are intended to be used for working capital purposes. The Company will not receive any proceeds from the sale of the common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the common stock owned by the selling shareholders as of January 18, 2000 and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the warrants may be offered from time to time by the selling shareholders.



                                             Shares            Percentage            Number of           Percentage
                                          Beneficially         Beneficial         Shares Offered         Beneficial
                                          owned before          Ownership           by Selling         Ownership After
Name                                        Offering         Before Offering        Shareholder           Offering
----                                      ------------       ---------------      --------------       ---------------
Barman Capital LLC                         47,667 (1)               *               47,667 (1)                *
Doepken Keevican & Weiss, P.C.               5,686                  *                  5,686                  *
Bates, Barksdale, Ickert &                    980                   *                   980                   *
Company
Andrew Batch                                 1,500                  *                  1,500                  *
W. Douglas Drumheller                        15,888                 *                 15,888                  *
John Asadoorian                              1,500                  *                  1,500                  *
Connie Eckstein                              1,200                  *                  1,200                  *
Jim Burchell                                  500                   *                   500                   *
Lois Barone                                  1,200                  *                  1,200                  *
Janet Cottone                                 900                   *                   900                   *
Patsy Sofranko                               1,200                  *                  1,200                  *
ProRiver, Inc.                           343,389 (2)(3)           3.64%           343,389 (2)(3)            3.64%

--------------
*Less than 1%.

(1) Includes 21,000 shares of common stock of Famous Dave's of America, Inc. issuable upon exercise of warrants.

(2) Includes 179,000 shares of common stock of Famous Dave's of America, Inc. issuable upon exercise of warrants.

(3) Includes 40,000 shares of common stock of Famous Dave's of America, Inc. being held in escrow as security for the indemnification obligations of ProRiver, Inc. under the Asset Purchase Agreement dated as of December 31, 1999, by and between, among others, Famous Dave's of America, Inc., and ProRiver, Inc.

                              PLAN OF DISTRIBUTION

     Pursuant to the terms of the Asset Purchase Agreement dated as of December 31, 1999, we are registering the shares offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this section, the term "selling shareholders" includes Barman Capital LLC, Doepken Keevican & Weiss, P.C., Bates, Barksdale, Ickert & Company, Andrew Batch, Doug Drumheller, John Asadoorian, Connie Eckstein, Jim Burchell, Lois Barone, Janet Cottone, Patsy Sofranko and ProRiver, Inc., as well as their respective donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

MINNESOTA ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                       WHERE YOU CAN FIND MORE INFORMATION

    Federal securities law requires Famous Dave's of America, Inc. to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

(1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048

(2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like Famous Dave's of America, Inc., file information electronically with the Commission.

    The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-______). The following are specifically incorporated herein by reference:

          1. Annual Report on Form 10-KSB for the fiscal year ended January 3, 1999;

          2. Quarterly Report on Form 10-QSB for the quarters ended April 4, 1999, July 4, 1999 and October 3, 1999;

          3. The description of the Registrant's common stock included under the caption "Securities to be Registered" in its Registration Statement on Form 8-A, File No. 333-10675, dated October 25, 1996, including any amendments or reports filed for the purpose of updating such description.

    You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

          Famous Dave's of America, Inc.
          Attention: Martin O'Dowd, Chief Executive Officer
          7657 Anagram Drive
          Eden Prairie, Minnesota 55344
          (612) 294-1300

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding Famous Dave's of America, Inc.'s business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements of Famous Dave's of America, Inc. as of January 3, 1999 and for the year then ended incorporated by reference in the registration statement of which this prospectus is a part have been audited by Lund Koehler Cox & Arkema, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report. Reference is made to said report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 421,610 SHARES

                         FAMOUS DAVE'S OF AMERICA, INC.

                                  COMMON STOCK





                              ---------------------

                                   PROSPECTUS

                              ---------------------






                                 JANUARY       , 2000
                                         -----

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

         SEC registration fee..............................................     $    245.22
         Nasdaq National Market additional listing fee.....................     $  8,432.20
         Legal fees and expenses...........................................     $    10,000
         Accounting fees and expenses......................................     $     2,000
         Total                                                                  $ 20,677.42
                                                                                ===========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.


 EXHIBIT  DESCRIPTION OF DOCUMENT

   5      Opinion of Maslon Edelman Borman & Brand, LLP
  23.1    Consent of Lund Koehler Cox & Arkema, LLP
  23.2    Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5).
  24      Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on January 21, 2000.


                                    Famous Dave's of America. Inc., Registrant


                                    By /s/ Martin O'Dowd
                                       -----------------------------------------
                                       Martin J. O'Dowd, Chief Executive Officer


                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Martin
J. O'Dowd or Paul Campbell, each or either of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                                        TITLE                                       DATE
----                                        -----                                       ----

/s/  David W. Anderson                      Chairman of the Board                       January 21, 2000
----------------------------------
David W. Anderson

/s/ Martin J. O'Dowd                        President, Chief Executive Officer,         January 21, 2000
----------------------------------          Secretary and Director
Martin J. O'Dowd


/s/  Paul Campbell                          Chief Financial Officer (Principal          January 21, 2000
----------------------------------          Financial Officer and Principal
Paul Campbell                               Accounting Officer)


/s/ Richard L. Monfort                      Director                                    January 21, 2000
----------------------------------
Richard L. Monfort

                                    EXHIBITS




    EXHIBIT     DESCRIPTION OF DOCUMENT                                                               PAGE NO.
    -------     -----------------------                                                               --------

      5         Opinion of Maslon Edelman Borman & Brand, LLP                                            19
     23.1       Consent of Lund Koehler Cox & Arkema LLP                                                 20